Exhibit 10.4
DIVIDEND REINVESTMENT PLAN
OF
WILLOW TREE CAPITAL CORPORATION
Effective as of [●], 2024
Willow Tree Capital Corporation, a Maryland corporation (the “Company”), hereby adopts the following plan (the “Plan”) with respect to cash dividend distributions declared by its Board of Directors (the “Board”) on shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).
1. Unless a shareholder specifically elects to receive cash pursuant to paragraph 4 below, all cash dividend distributions hereafter declared by the Board shall be reinvested by the Company in the Company’s Common Stock on behalf of each shareholder, and no action shall be required on such shareholder’s part to receive such Common Stock.
2. Such cash dividend distributions shall be payable on such date or dates (each, a “Payment Date”) as may be fixed from time to time by the Board to shareholders of record at the close of business on the record date(s) established by the Board for the cash dividend distribution involved.
3. The Company intends to use newly issued shares of its Common Stock to implement the Plan. The number of shares of Common Stock to be issued to a shareholder that has not elected to receive its dividends in cash in accordance with paragraph 4 below (each, a “Participant”) shall be determined by dividing the total dollar amount of the distribution payable to such Participant by the net asset value per share of the Company’s Common Stock as of the last day of the Company’s calendar quarter immediately preceding the date such distribution was declared (the “Reference NAV”); provided further that the number of shares of Common Stock to be issued to a Participant shall not include fractional shares.
4. No action is required is required on the part of a registered shareholder to have his or her cash dividends and distributions reinvested in shares of Common Stock. A registered shareholder could instead elect to receive a dividend or distribution in cash by notifying the Willow Tree Capital Corp Advisors LLC (the “Adviser”) and State Street Bank and Trust Company (referred to as the “Plan Administrator”), in writing, so that such notice is received by the Adviser no later than ten (10) days prior to the record date for distributions to the shareholders. The Adviser will set up an account for Common Stock acquired through the plan for each shareholder, who does not elect to receive dividends and distributions in cash and hold such shares of Common Stock in non-certified form. Those shareholders whose shares of Common Stock are held by a broker or other financial intermediary could receive dividends and distributions in cash by notifying their broker or other financial intermediary of their election. There will be no brokerage charges or other charges to shareholders who participate in the plan.
5. Shares of Common Stock issued pursuant to the Plan in connection with any cash dividend shall be issued to each Participant (i) in the event that the applicable Reference NAV has been approved by the Company’s Board (or a committee thereof) prior to the Payment Date of such cash dividend, on the Payment Date or (ii) otherwise, promptly upon the date such approval has been provided by the Company’s Board. All shares of Common Stock issued pursuant to the Plan shall be issued in non-certificated form and shall be credited to such Participant on the books and records of the Company. The number of shares of Common Stock to be issued to a Participant pursuant to the Plan will be rounded down to the nearest whole share to avoid the issuance of fractional shares, with any fractional shares being paid in cash.
6. The Plan Administrator will confirm to each Participant each issuance of shares of Common Stock made to such Participant pursuant to the Plan as soon as practicable following the date of such issuance.
7. The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Company. There will be no brokerage charges or other charges to shareholders who participate in the Plan.
8. The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least thirty (30) days prior to the effectiveness of such termination.
9. These terms and conditions may be amended or supplemented by the Company at any time. Any such amendment or supplement may include an appointment by the Plan Administrator in its place and stead of a successor agent under the terms and conditions agreed upon by the Company, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator as agreed to by the Company.
10. The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors.
11. These terms and conditions shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction.